SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Robert Urban (“Employee”) and LifeVantage Corporation, a Colorado corporation (the “Company” or “Employer”) (together the “Parties”), in consideration for and as condition precedent to Employer providing the separation benefits to Employee as set forth below. Notwithstanding the terms of the Employment Agreement or Key Executive Benefit Package, if applicable, which are superseded in total in this Agreement, Employer is not obligated to provide any such separation benefits and that Employer is providing such separation benefits as a direct result of Employee’s willingness to agree to the terms hereof.
In order for this Agreement to become effective, Employee must deliver to Employer (to the attention of Michelle Oborn, VP Human Resources at 9785 S. Monroe Street, Suite 300, Sandy, UT 84070) this properly signed and dated Agreement before 10 a.m. Mountain Time 22 days from the Termination Date (as defined below). Failure to deliver an executed Agreement on or before 22 days after the Termination Date shall constitute irrevocable evidence that Employee has voluntarily decided to not execute this Agreement and this Agreement shall be of no force or effect. This Agreement will become effective only if it has been timely executed by the Employee and the revocation period has expired without revocation by Employee as set forth below. By signing below and timely delivering a signed Agreement to Employer, Employee acknowledges and agrees to each of the following terms and conditions:
RECITALS

A.Employee was an employee of the Company and most recently served as its Chief Operations Officer.

B.Employee and Employer agreed to terminate Employee’s employment with Employer, which termination was effective on December 14, 2016 (the “Termination Date”).

AGREEMENT

NOW THEREFORE, in consideration of Recitals which are incorporated herein, the mutual covenants and conditions set forth below, and intending to be legally bound thereby, Employer and Employee covenant and agree as follows:
1.Effect of Termination. Employee and Employer acknowledge and agree that the employment of Employee has been terminated as of the Termination Date, and as a result Employee shall be deemed to have immediately resigned from all positions as an officer and/or director with the Employer and with any of Employer’s affiliates or subsidiaries. Employee acknowledges and agrees that as of the Termination Date, Employee has been paid everything due and owing by the Company to Employee, including but not limited to wages/salary, benefits and any outstanding equity and that no further wages, benefits or any other amounts.
2.    Severance Pay. In consideration for Employee entering into this Agreement, Employee shall receive severance compensation in the amount of $370,000, which is equal to your base salary as of the Termination Date (the “Severance Pay”), less all applicable withholdings. The Severance Pay shall be paid to Employee in equal bi-monthly installments payable over the twelve (12) month period following the Termination Date, provided, however, the first payment (in an amount equal to two (2) months of base salary) shall be made on the sixtieth (60th)

day following the Termination Date. As a condition to receiving (and continuing to receive) the payments provided in this section, Employee must: (a) within not later than twenty-two (22) days after the Termination Date, execute (and not revoke seven days later) and deliver to Employer this Agreement and (b) remain in full compliance with this Agreement. Employee shall not be entitled to accrue any additional employee benefits besides the Severance Pay subsequent to the Termination Date.
Moreover, Employer makes no representations or warranties, express or implied, concerning tax implications of any payment made pursuant to this Agreement. Any tax obligations of Employee arising from the foregoing Severance Pay will be Employee’s sole responsibility; consequently Employee agrees to indemnify Employer for any tax liabilities or penalties arising from the Severance Pay that are or may be imposed upon Employee that would or should be Employee’s responsibility
3.    Consulting Relationship. In consideration of the Severance Pay, Employee hereby agrees to provide consulting services on an as needed basis for up to six (6) months following the Termination Date (such six-month period, the “Consulting Term”) in order to assist in promoting a smooth transition of Employee’s duties to employees designated by Employer’s Chief Executive Officer.  Employee agrees and understands that Employee will provide these consulting services as an independent contractor.  Employee may provide these consulting services from his/her residence, unless requested by Employer’s Chief Executive Officer (or designee), to travel within the United States, or appear in the Employer's offices, in the ordinary course of completing assignments, which the Employer may assign with reasonable notice and expectations consistent with Employee's experience and expertise.  Employer will reimburse Employee for all reasonable expenses incurred in performing Employee’s duties under this Agreement; provided that Employee has obtained prior approval from Employer’s Chief Executive Officer (or designee) for such expenses. For work performed during the Consulting Term, Employee shall be paid the equivalent of his/her regular rate of pay, unless a different amount is agreed to by the Chief Executive Officer.
4.    Litigation Support. Employee hereby agrees to cooperate voluntarily, as requested, in any of the Employer’s legal matters, not involving a governmental agency or enforcement action now pending or that may be filed in the future. Employee’s cooperation includes but is not limited to Employee being available for interviews with attorneys and for depositions, searching for, identifying and producing documents, electronic media and information, providing truthful testimony as a witness or in affidavits and participating in legal discovery at the request of Employer or its attorneys without the necessity of subpoenas or formal legal process. Employee agrees that, as requested by Employer’s Chief Executive Officer (or the designee), Employee will travel within the United States to perform these duties. Employer shall give reasonable notice for any such travel. Employer will reimburse Employee for all reasonable expenses incurred in performing the duties under this paragraph; provided that Employee has obtained prior approval from Employer’s Chief Executive Officer or the designee for such expenses. Employee shall retain and shall not destroy or delete any documents, including electronic documents, text messages, e-mails, letters and other communications related to any pending or future legal matter until Employer notifies Employee that the legal matters have terminated and that Employee is then free to destroy such documents. Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Employer to make any such reports or disclosures and Employee is not required to notify the Company of such reports or disclosures.

5.    Counsel for Employee. To the extent Employer determines in Employer’s sole discretion that Employee should be represented by counsel in any legal matter related to Employer, Employer shall provide to Employee at Employer’s expense counsel of Employer’s choosing, to represent Employee.
6.    Communications. Employee hereby agrees that Employee will not engage in any communications, written or oral, regarding Employee’s employment or termination from Employer prior to Employer announcing the departure. Any communication after that announcement shall be wholly consistent with messaging provided by Employer. Employee agrees to not proactively communicate with investors, employees or distributors regarding the departure prior to the announcement.
7.    Release and Covenant Not to Sue. In exchange for the Severance Pay described above, to the fullest extent permitted by applicable law, Employee hereby fully and forever unconditionally releases and discharges Employer, all of its past, present and future parent, subsidiary, affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers, attorneys and agents of any of them (hereinafter referred to collectively as "Releasees"), and Employee covenants not to sue or assert against Releasees in any forum, for any purpose, any or all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to Employee's employment or separation from Employer, based in whole or in part upon any act or omission, occurring on or before the date of this general release, without regard to Employee's present actual knowledge of the act or omission, which Employee may now have, or which Employee, or any person acting on Employee's behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, including but not limited to the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Utah Labor Code and any other state or federal laws, excepting only any claim for worker's compensation, unemployment compensation, COBRA rights, and any vested rights under any ERISA benefit plan. Employee does not waive or release any rights arising after the date of execution of this Agreement.
Employee further agrees that Employee will not in any manner encourage, counsel, participate in or otherwise assist any non-governmental third-party in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Releasees unless Employee is legally required to participate in any such matter pursuant to an enforceable subpoena or other court order to do so. Employee also agrees to immediately notify in writing the Company (c/o Vice President of Legal Affairs) and the Company’s Board of Directors upon receipt of any non-governmental subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.
8.    Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

9.    Protection of Confidential Information. (a) Employee acknowledges that any Proprietary Information (defined below) disclosed or made available to Employee or obtained, observed or known by Employee as a direct or indirect consequence of Employee’s employment with Employer or performance of services for the Employer or any of its subsidiaries, (whether or not compensated for such services), are the sole property of the Company and its subsidiaries. Therefore, Employee agrees that he/she will not at any time disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for Employee’s own account or permit to be utilized by any person any Proprietary Information for any reason whatsoever without the Company’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Employee's acts or omissions to act. Employee agrees that by the Termination Date Employee has delivered to the Company, as a condition to receipt of Severance Pay all records pertaining to the Company, its subsidiaries and their respective business which Employee possessed or had under Employee’s control. Nothing in this section shall be construed to prevent Employee from using Employee’s general knowledge and experience in future employment so long as Employee complies with this Section and the other restrictions contained in this Agreement.

(a)    Ownership of Property.  Employee acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its subsidiaries' actual or anticipated business, research and development, or existing or future products or services and that were conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company or any of its subsidiaries (including any of the foregoing that constitutes any Proprietary Information or records) ("Work Product") belong to the Company or such subsidiary and Employee hereby assigns all of the above Work Product to the Company or such subsidiary. Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for any of the foregoing entities is deemed a "work made for hire" under the copyright laws, and the Company or such subsidiary owns all rights therein. To the extent that any such copyrightable work is not a "work made for hire," Employee hereby assigns to Company all right, title and interest, including without limitation, copyright in and to such copyrightable work. Employee has disclosed such Work Product and copyrightable work to the Chief Executive Officer and performed all actions reasonably requested by the Chief Executive Officer (whether during or after Employee's term of employment) to establish and confirm the Company's or its subsidiary's ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section to the contrary, the Company's ownership of Work Product does not apply to any invention that Employee developed entirely on Employee’s own time without using the equipment, supplies or facilities of the Company or subsidiaries or any Proprietary Information (including trade secrets business; or (ii) result from any work that Employee performed for the Company or its subsidiaries.
(b)    Third Party Information.  Employee understands that the Company and its subsidiaries have received from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's and its subsidiaries' part to maintain the confidentiality of such information and to use it only for certain limited purposes. Without in any way limiting the provisions of the sections above, Employee agrees to hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its subsidiaries who need to know such information in connection with their work for the Company or its subsidiaries) or use, except in connection with Employee’s work for the Company or its subsidiaries, Third Party Information unless expressly authorized by the Chief Executive Officer in writing.

(c)    "Proprietary Information" means any and all data and information concerning the business affairs of the Company or any of its subsidiaries and not generally known in the industry in which the Company or any of its subsidiaries is or may become engaged, and any other information concerning any matters affecting or relating to the Company's or its subsidiaries businesses, but in any event Proprietary Information shall include, any of the Company's and its subsidiaries' past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company's or its subsidiaries businesses or industries, customers and/or distributors, customer and/or distributor lists, clients, distributors, client and/or distributor lists, investors, the prices the Company and its subsidiaries obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its subsidiaries, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that Employee has obtained from a person other than an employee of the Company or a subsidiary, which was disclosed to Employee without a breach of a duty of confidentiality.
Notwithstanding the foregoing, Employee understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order. Finally, Employee understands that this provision also applies to any individual performing work as a contractor or consultant for an employer.
10.    Confidentiality of Agreement. Employee agrees to keep the facts and terms of this Agreement confidential, except Employee may disclose the substance of this Agreement to Employee’s spouse, legal counsel, and financial or tax advisor, upon condition that such persons be advised by Employee of employee's confidentiality obligations hereunder and advise such persons that any disclosure by them will be deemed a disclosure by Employee.
11.    Return of Company Property. Employee represents that he/she has returned to Employer, and has not retained, all of Employer's property, including documents, data (and any copies thereof), equipment, computer equipment, video equipment, audio equipment and cameras of any nature and in whatever medium, including all Employer data, files and images that are stored on Employee’s personal computers and equipment. Employee also represents that she/he has returned to Employer any building key(s), security cards, credit cards and any information regarding Employer's practices, procedures, trade secrets, customer or distributor lists or employee lists. Employee understands and agrees that any outstanding expense reports that Employee intends to complete must be submitted to Employer within thirty (30) days of the Termination Date. If the expense report is not submitted to Employer within thirty days of the Termination Date, Employee shall not be entitled to reimbursement.

12.    Non-Disparagement: Employee hereby acknowledges and agrees to not make, say or publish any negative or disparaging comments whatsoever to any non-governmental third-parties about Employer its products or services, or any of its directors, officers, employees, or agents, except as expressly required by applicable law. This obligation includes verbal or written statements made by or caused to be published by Employee in any forum or through any medium, including every electronic media. Employer hereby acknowledges and agrees to make its best effort to ensure that none of its directors, officers, or employees make, say or publish any negative or disparaging comments whatsoever to any non-governmental third-parties about Employee, except as expressly required by applicable law.  This obligation includes verbal or written statements made by or caused to be published by Employer’s directors, officers, or employees in any forum or through any medium, including every electronic media.

13.    Non-Competition and Non-Solicitation. In consideration of the Severance Pay, Employee agrees to the following terms. The below provisions expressly and exclusively supersedes any non-competition and non-solicitation obligation Employee may previously been subject to:
(a)    Non-Solicitation of Distributors/Employees/Consultants. For a period of two years after Employee’s Termination Date, Employee shall not directly or indirectly, solicit, influence, encourage, entice, or induce, or attempt to solicit, influence, encourage, entice, or induce, any employee, independent distributor or other consultant of the Company to:
(i)    quit their employment or cease rendering services to the Company;
(ii)    learn about, enroll for or into a direct selling, network marking company/opportunity or multi-level marketing company/opportunity. This includes, but is not limited to, presenting or assisting in the presentation of another direct selling, network marketing or multi-level marketing opportunity to the Company’s employees, distributors or consultants;
(iii)    associate with another direct selling, network marking company/opportunity or multi-level marketing company;
(iv)    become a distributor with a direct selling, network marking company/opportunity or multi-level marketing company or
(v)    divide their time between Company and a direct selling, network marking company/opportunity or multi-level marketing company.

The above terms and conditions apply regardless of who initiates such contact and regardless of whether the employee, independent distributor or other consultant actually leaves Company’s employment or ceases rendering services to the Company.

(b)    Non-Solicitation. In consideration of this Agreement and to the extent permitted under applicable law, and in order to protect the Proprietary Information and preserve the Company’s relationships with its prospects and customers, Employee agrees that for a period of two (2) years after Employee’s Termination Date, Employee will not directly or indirectly, solicit business, divert business, or accept business, or attempt to solicit business, divert business or accept business, related to nutritional, health or wellness supplements or any other product or service of the Company, from any person or entity that was a prospect or customer of the Company at the time of Employee’s termination regardless of who initiates such contact between Employee and regardless of whether the prospect or customer actually ceases doing business with the Company.

(c)    Non-Competition. In consideration of this Agreement, Employee shall not, for a period of one (1) year after the Termination Date engage in, advise or consult with, or accept employment with any company, business or any entity, or contribute Employee’s knowledge to any work or activity, that:

(i) involves a distribution channel, network marketing or multi-level marketing company or opportunity;
(ii) product, process, provision of services or distribution channel (network marketing) that is similar to, offered by or competitive with the Company; or
(iii) consists of the development and/or sales of nutritional/health/wellness supplements, or any other product or service provided or offered by the Company.

Employee acknowledges and expressly agrees that this restraint is reasonable as to time and geographic limits and is necessary to protect the Company’s Proprietary Information and good-will, and that it will not unduly restrict Employee’s ability to secure suitable employment after leaving the Company. Employee acknowledges and agrees that the Company’s direct selling, network marketing and distribution is both nationwide in the United States and international through the world. Employee agrees that geographic area means anywhere throughout the United States and the world where Company operated, provided services or products, or has had business relationships and that such scope is reasonable and necessary for the protection of the Company.
(d)    Modification By Court. If any court determines that any post-employment restrictive covenant is unreasonable in any respect, Employee agrees that the Court shall modify any term found to be unreasonable and shall revise such term to be enforceable to the broadest extent permitted by law and consistent with the intent of this Agreement.
(e)    Extension of Non-Compete. For any period of time in which Employee is found to be in violation of any of the above non-compete or non-solicitation covenants, that period of time shall be added on to the length of the restriction or period of protection for the Company.
(f)    Notice to Subsequent Employers. Employee agrees that the Company may provide notice of Employee’s obligations under any provision of this Agreement to any company or future employer of Employee should the Company consider it necessary for the enforcement of those obligations.
(g)    Relief from Further Payments. Employee agrees that if Employee violates, breaches or challenges the validity of any of the provisions of this section, that Company may immediately cease any further payments that may be forthcoming under the provisions of this Agreement, and Company shall be immediately relieved from any further payment obligations whatsoever under this Agreement. This remedy is in addition to any other rights or damages that Company may seek related to such breach.
(h)    Remedies. Employee acknowledges that any breach, willfully or otherwise, of the restrictive covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. In the event of any such breach or threatened breach of any of the restrictive covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
14.    Compliance with Older Workers Benefits Protections Act.

(a)    Employer hereby advises Employee and Employee acknowledges and represents that: Employee is hereby advised to consult with an attorney of Employee’s own choice prior to executing this Agreement; Employee has had the opportunity to consult with an attorney before signing this Agreement, and Employee either has done so, or has voluntarily chosen not to consult with an attorney; this Agreement is written in a manner which is understandable; this Agreement is entered into under Employee’s own free will and without duress or coercion from any person or entity; the release of claims under the Age Discrimination in Employment Act contained in this Agreement is given by Employee in exchange for consideration provided by this Agreement which is in addition to anything of value to which Employee would otherwise be entitled without this Agreement; and that Employee does not waive any rights or claims that may arise after the execution date of this Agreement.
(b)    Employee acknowledges and represents that Employee has been informed that Employee has twenty-one (21) days within which to consider this Agreement and that this Agreement will remain available for acceptance by Employee for this twenty-one day period, commencing on the date this Agreement is provided to Employee, as indicated in the first paragraph of this Agreement. Employee may accept this Agreement by signing the Agreement and returning it to the attention of Michelle Oborn, VP Human Resources, at 9785 S. Monroe Street, Suite 300, Sandy, UT 84070 by 10 a.m. Mountain time on the twenty-second day.
(c)    Employee acknowledges and represents that Employee has been informed that Employee has the right to rescind this Agreement for a period of seven (7) days following the date upon which Employee executes this Agreement. Should Employee choose to exercise this right, Employee agrees that any such notice must be provided to and received by Employer in writing on or prior to lapse of the seven-day revocation period. Any such revocation must be in writing and delivered to Michelle Oborn, VP Human Resources, at 9785 S. Monroe Street, Suite 300, Sandy, UT 84070 on or prior to the seventh day.
(d)    It is understood and agreed by the Parties hereto that if Employee timely exercises Employee’s right of revocation, Employer shall have no obligations to Employee whatsoever under the Employment Agreement or this Agreement and that all of the obligations, representations and warranties made by Employer in this Agreement shall be null and void.
GENERAL PROVISIONS

15.    Compliance with 26 U.S.,C.Code Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to Employee will be exempt from or comply with Code Section 409A, Employer makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. Employer will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon the Termination Date, Employee is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, Employer shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following the Termination Date until the earlier of (i) the first business day of the seventh (7th) month following the Termination Date or (ii) ten (10) days after Employer receives written confirmation of Employee’s death. Any such delayed payments shall be made without interest.

16.    No Admission. The Parties expressly agree and acknowledge that this Agreement cannot be construed as an admission of or evidence of wrongdoing with respect to the termination of Employee, nor is it an admission of or evidence that Employee or any employee of Employer is other than an at-will employee.
17.    Non-Assignment of Rights. Employee warrants that Employee has not assigned or transferred any right or claim described in the general release above.
18.    No Reliance on Extraneous Information. Employee acknowledges that, in signing this Agreement, Employee is not relying on any information provided to Employee by Employer, nor is Employee relying upon Employer to provide any information other than as contained in this Agreement.
19.    Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.
20.    Integration. This Agreement contains the entire agreement between the Parties and supersedes all prior discussions and agreements between the Parties including but not limited to the provisions in the Employment Agreement or Key Executive Benefit Package, if applicable. This Agreement shall not be amended or otherwise modified in any manner except in a writing executed by the Parties hereto. The Parties further acknowledge that they are not relying on any information or representations other than those recited in this Agreement.
21.    Waiver of Jury Trial, Choice of Forum and Venue. Each of the Parties to this Agreement hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any controversy, claim, dispute or litigation related to or arising out of, directly or indirectly, this Agreement. Each Party understands and has considered the implication of this waiver, makes this waiver voluntarily and knowingly, and has had an opportunity to consult legal counsel with respect to this waiver. The Parties agree that any controversy, claim, dispute or litigation related to or arising out of, directly or indirectly, this Agreement shall be governed by the laws of the State of Utah, without regard to conflict of law provisions and agree to exclusive personal jurisdiction and venue in the state and federal courts of the United States located in Salt Lake County, State of Utah.
22.    Attorney's Fees. In any action to interpret or enforce the terms of this Agreement, the prevailing Party shall be entitled to recover its costs, including reasonable attorney's fees, in addition to any other relief to which such Party may be entitled.
23.    Binding Against Heirs. This Agreement is binding upon the Parties hereto and their heirs, successors and assigns.
24.    Non-Waiver. No failure to exercise or enforce or delay in exercising or enforcing, or partial exercise or enforcement of, any right, obligation or commitment under this Agreement shall constitute a waiver thereof, nor shall it preclude any other or further exercise or enforcement of any right, obligation or commitment under this Agreement.
25.    Signature by Counterparts. This Agreement may be executed in one or more counterpart(s), each of which shall be valid and enforceable as an original signature as though all original signatures had been obtained on the signature page of this Agreement.

26.    Facsimile or Electronic Signatures. A fully executed facsimile or electronic copy and/or photocopy of this Agreement is legally enforceable and binding the same as the original Agreement.
27.    Incorporation of Recitals. The recitals set forth on page 1 hereof are hereby made a part of this Agreement and are incorporated by this reference.

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ACCEPTED AND AGREED:

ROBERT URBAN

__________________________________

Date: ______________________________

LIFEVANTAGE CORPORATION:

__________________________________
Darren Jensen, President and Chief Executive Officer

Date: ______________________________